Exhibit 10.1

2005 LONG-TERM INCENTIVE PLAN
2005 STOCK OPTION AWARD AGREEMENT

United States Cellular Corporation, a Delaware corporation (the “Company”), hereby grants to John E. Rooney (the “Optionee”), as of March 31, 2005 (the “Option Date”), pursuant to the provisions of the United States Cellular Corporation 2005 Long-Term Incentive Plan (the “Plan”), a Non-Qualified Stock Option (the “Option”) to purchase from the Company        shares of Stock at the price of        per share upon and subject to the terms and conditions set forth below. Capitalized terms not defined herein shall have the meanings specified in the Plan.

1.	Time and Manner of Exercise of Option

1.1. Exercise of Option. In general. The Option shall become exercisable according to the following vesting schedule:

1/4 of grant vests on March 31, 2006 Remaining 3/4 of grant vests on October 10, 2006

In no event may the Option be exercised, in whole or in part, after March 31, 2015 (the “Expiration Date”).

        (a)           Disability. If the Optionee’s employment by or service with the Employers and Affiliates terminates by reason of Disability, the Option shall be exercisable only to the extent it is exercisable on the effective date of the Optionee’s termination of employment or service and after such date may be exercised by the Optionee (or the Optionee’s Legal Representative) for a period of 12 months after the effective date of the Optionee’s termination of employment or service, or until the Expiration Date, whichever period is shorter. If the Optionee shall die within such original exercise period, the Option shall be exercisable by the beneficiary or beneficiaries duly designated by the Optionee, to the same extent the Option was exercisable by the Optionee on the date of the Optionee’s death, for a period ending on the later of (i) the last day of such original exercise period and (ii) 90 days after the date of the Optionee’s death.

        (b)           Special Retirement. If the Optionee’s employment by or service with the Employers and Affiliates terminates by reason of Special Retirement (as defined below), the Option immediately shall become exercisable in full and after such date may be exercised by the Optionee (or the Optionee’s Legal Representative) for a period of 12 months after the effective date of the Special Retirement, or until the Expiration Date, whichever period is shorter. If the Optionee shall die within such original exercise period, the Option shall be exercisable by the beneficiary or beneficiaries duly designated by the Optionee, to the same extent the Option was exercisable by the Optionee on the date of the Optionee’s death, for a period ending on the later of (i) the last day of such original exercise period and (ii) 90 days after the date of the Optionee’s death. For purposes of this Award Agreement, “Special Retirement” shall mean an Optionee’s termination of employment or service with the Employers and Affiliates on or after the later of (i) the Optionee’s attainment of age 62 and (ii) the Optionee’s Early Retirement Date or Normal Retirement Date, as such terms are defined in the Telephone and Data Systems, Inc. Pension Plan.

        (c)           Retirement. If the Optionee’s employment by or service with the Employers and Affiliates terminates by reason of Retirement (as defined below), the Option immediately shall become exercisable in full and after such date may be exercised by the Optionee (or the Optionee’s Legal Representative) for a period of 90 days after the effective date of the Retirement, or until the Expiration Date, whichever period is shorter. If the Optionee shall die within such original exercise period, the Option shall be exercisable by the beneficiary or beneficiaries duly designated by the Optionee, to the same extent the Option was exercisable by the Optionee on the date of the Optionee’s death, for a period ending 180 days after the effective date of the Retirement. For purposes of this Award Agreement, “Retirement” shall mean an Optionee’s termination of employment or service with the Employers and Affiliates on or after the Optionee’s attainment of age 65 that does not satisfy the definition of “Special Retirement” set forth in Section 1.1(c).

        (d)           Resignation with Prior Consent of the Board. If the Optionee’s employment by or service with the Employers and Affiliates terminates by reason of the Optionee’s resignation of employment or service with the prior consent of the Board (as evidenced in the Company’s minute book), the Option shall be exercisable only to the extent it is exercisable on the effective date of the Optionee’s resignation and after such date may be exercised by the Optionee (or the Optionee’s Legal Representative) for a period of 90 days after the effective date of the Optionee’s resignation, or until the Expiration Date, whichever period is shorter. If the Optionee shall die within such original exercise period, the Option shall be exercisable by the beneficiary or beneficiaries duly designated by the Optionee, to the same extent the Option was exercisable by the Optionee on the date of the Optionee’s death, for a period ending 180 days after the effective date of the Optionee’s resignation.

        (e)           Death. If the Optionee’s employment by or service with the Employers and Affiliates terminates by reason of death, the Option shall be exercisable only to the extent it is exercisable on the date of death and after such date may be exercised by the beneficiary or beneficiaries duly designated by the Optionee for a period of 180 days after the date of death, or until the Expiration Date, whichever period is shorter.

        (f)           Other Termination of Employment or Service. If the Optionee’s employment by or service with the Employers and Affiliates terminates for any reason other than Disability, Special Retirement, Retirement, resignation of employment or service with the prior consent of the Board (as evidenced in the Company’s minute book) or death, the Option shall be exercisable only to the extent it is exercisable on the effective date of the Optionee’s termination of employment or service and after such date may be exercised by the Optionee (or the Optionee’s Legal Representative) for a period of 30 days after the effective date of the Optionee’s termination of employment or service, or until the Expiration Date, whichever period is shorter. If the Optionee shall die within such original exercise period, the Option shall be exercisable by the beneficiary or beneficiaries duly designated by the Optionee, to the same extent the Option was exercisable by the Optionee on the date of the Optionee’s death, for a period of 120 days after the date of death or until the Expiration Date, whichever period is shorter. Notwithstanding the first sentence of this subsection (g), if the Optionee ceases to be employed by or of service to the Employers and Affiliates on account of the Optionee’s negligence, willful misconduct, competition with an Employer or other Affiliate or misappropriation of confidential information of an Employer or other Affiliate, the Option shall terminate on the date the Optionee’s employment or service terminates, unless such Option terminates earlier pursuant to Section 1.2.

        1.2.           Termination of Option and Forfeiture of Option Gain Upon Competition or Misappropriation of Confidential Information. (a) Notwithstanding any other provision herein, if the Optionee enters into competition with an Employer or other Affiliate or misappropriates confidential information of an Employer or other Affiliate, as determined by the Committee or the Company in its sole discretion, (i) as of the date of such competition or misappropriation, the Option granted pursuant to this Award Agreement automatically shall terminate and thereby be forfeited to the extent it has not been exercised and (ii) the Optionee shall pay the Company, within five business days of receipt by the Optionee of a written demand therefore, an amount in cash determined by multiplying the number of shares of Stock purchased pursuant to each exercise of the Option within the six months immediately preceding such competition or misappropriation (without reduction for any shares of Stock delivered by the Optionee pursuant to Section 1.3 or Section 2.4 or withheld by the Company pursuant to Section 2.4) by the difference between (i) the Fair Market Value of a share of Stock on the date of such exercise and (ii) the purchase price per share of Stock set forth in the first paragraph of this Award Agreement.

        (b)            The Optionee may be released from the Optionee’s obligations under this Section 1.2 only if and to the extent the Committee determines in its sole discretion that such release is in the best interests of the Company.

        (c)            The Optionee agrees that by executing this Award Agreement the Optionee authorizes the Employers and any Affiliate to deduct any amount owed by the Optionee pursuant to Section 1.2(a) from any amount payable by the Employers or any Affiliate to the Optionee, including, without limitation, any amount payable to the Optionee as salary, wages, vacation pay or bonus. This right of setoff shall not be an exclusive remedy and an Employer’s or an Affiliate’s election not to exercise this right of setoff with respect to any amount payable to the Optionee shall not constitute a waiver of this right of setoff with respect to any other amount payable to the Optionee or any other remedy. For purposes of Section 1.2(a), the Optionee shall be treated as entering into competition with an Employer or other Affiliate if the Optionee (i) directly or indirectly, individually or in conjunction with any person, firm or corporation, has contact with any customer of an Employer or other Affiliate or any prospective customer which has been contacted or solicited by or on behalf of an Employer or other Affiliate for the purpose of soliciting or selling to such customer or prospective customer any product or service, except to the extent such contact is made on behalf of an Employer or other Affiliate or (ii) otherwise competes with an Employer or other Affiliate in any manner or otherwise engages in the business of an Employer or other Affiliate. The Optionee shall be treated as misappropriating confidential information of an Employer or other Affiliate if the Optionee (i) uses confidential information (as described below) for the benefit of anyone other than an Employer or such Affiliate, as the case may be, or discloses the confidential information to anyone not authorized by an Employer or such Affiliate, as the case may be, to receive such information, (ii) upon termination of employment or service, makes any summaries of, takes any notes with respect to or memorizes or takes any confidential information or reproductions thereof from the facilities of an Employer or other Affiliate or (iii) upon termination of employment or service or upon the request of an Employer or other Affiliate, fails to return all confidential information then in the Optionee’s possession. “Confidential information” shall mean any confidential and proprietary drawings, reports, sales and training manuals, customer lists, computer programs and other material embodying trade secrets or confidential technical, business or financial information of an Employer or other Affiliate.

        1.3.               Method of Exercise. Subject to the limitations set forth in this Award Agreement, the Option may be exercised by the holder of the Option (a) by giving written notice to the Chief Financial Officer of the Company (or such other officer as may be designated by him or her) at least seven (7) days prior to the exercise date specified in such notice (or in accordance with such shorter period of prior notice consented to by the Chief Financial Officer of the Company (or such other officer as may be designated by him or her)), which notice shall specify the number of whole shares of Stock to be purchased and shall be accompanied by payment therefore in full (unless another arrangement for such payment which is satisfactory to the Company has been made) either (i) in cash, (ii) in previously owned whole shares of Stock (which the holder has held for at least six months prior to the delivery of such shares of Stock or which the holder purchased on the open market and for which the holder has good title free and clear of all liens and encumbrances) having a Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (iii) to the extent legally permissible, in cash by a broker-dealer acceptable to the Company to whom the holder has submitted an irrevocable notice of exercise or (iv) a combination of (i) and (ii) and (b) by executing such documents and taking any other actions as the Company may reasonably request. If holder is subject to section 16 of the Exchange Act, the Committee may require that the method of making such payment be in compliance with section 16 of the Exchange Act and the rules and regulations thereunder. Any fraction of a share of Stock which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by the holder. No share of Stock shall be delivered until the full purchase price therefore has been paid (or arrangement has been made for such payment to the Company’s satisfaction).

2.	Additional Terms and Conditions of Option

        2.1.           Option Subject to Acceptance of Award Agreement. The Option shall become null and void unless the Optionee shall accept this Award Agreement by executing it in the space provided at the end hereof and returning it to the Company.

        2.2.           Transferability of Option. The Option may not be transferred other than (i) pursuant to a beneficiary designation effective on the Optionee’s death or (ii) by gift to a Permitted Transferee. During the Optionee’s or holder’s lifetime, the Option is exercisable only by the Optionee or holder (or the Optionee’s or holder’s Legal Representative) or a Permitted Transferee. Except as permitted by the foregoing, the Option may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Option, the Option and all rights hereunder shall immediately become null and void.

By accepting the Option, the Optionee agrees that if all beneficiaries designated on a beneficiary designation form predecease the Optionee or, in the case of corporations, partnerships, trusts or other entities which are designated beneficiaries, are terminated, dissolved, become insolvent or are adjudicated bankrupt prior to the date of the Optionee’s death, or if the Optionee fails to designate a beneficiary on a beneficiary designation form, then the Optionee hereby designates the following persons in the order set forth herein as the Optionee’s beneficiary or beneficiaries: (i) the Optionee’s spouse, if living, or if none, (ii) the Optionee’s then living descendants, per stirpes, or if none, (iii) the Optionee’s estate.

        2.3.           Agreement by Holder. As a condition precedent to the issuance or delivery of any shares of Stock upon any exercise of the Option, the holder shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance or delivery of the shares and, in connection therewith, shall execute any documents which the Committee shall in its sole discretion deem necessary or advisable.

        2.4.           Tax Withholding. (a) As a condition precedent to the issuance or delivery of any shares of Stock upon any exercise of the Option, the holder shall, upon request by the Company, pay to the Company in addition to the purchase price of the shares of Stock, such amount as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to such exercise of the Option. If the holder shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, withhold whole shares of Stock which would otherwise be delivered to the holder upon exercise of the Option, having an aggregate Fair Market Value determined as of the date the obligation to withhold or pay taxes arises in connection with the Option (the “Tax Date”) in an amount necessary to satisfy any such obligation.

        (b)            The holder may elect to satisfy his or her obligation to advance the Required Tax Payments by any of the following means: (1) a cash payment to the Company, (2) delivery to the Company of whole shares of Stock the aggregate Fair Market Value of which shall be determined as of the Tax Date, (3) authorizing the Company to withhold whole shares of Stock which would otherwise be delivered to the holder upon exercise of the Option the aggregate Fair Market Value of which shall be determined as of the Tax Date, (4) to the extent legally permissible, a cash payment by a broker-dealer acceptable to the Company to whom the holder has submitted an irrevocable notice of exercise or (5) any combination of (1), (2) and (3). If the Optionee is subject to section 16 of the Exchange Act, the Committee may require that the method of satisfying such an obligation be in compliance with section 16 of the Exchange Act and the rules and regulations thereunder. Shares of Stock to be delivered or withheld may not have an aggregate Fair Market Value in excess of the amount determined by applying the minimum statutory withholding rate. Any fraction of a share of Stock which would be required to pay the Required Tax Payments shall be disregarded and the remaining amount due shall be paid in cash by the holder. No share of Stock shall be delivered until the Required Tax Payments have been satisfied in full.

        2.5.           Adjustment. In the event of any conversion, stock split, stock dividend, recapitalization, reclassification, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Stock other than a regular cash dividend, the number and class of shares of Stock subject to the Option and the purchase price per share shall be appropriately adjusted by the Committee, such adjustment to be made without an increase in the aggregate purchase price. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive. If any such adjustment would result in a fractional share being subject to the Option, the Company shall pay the holder of the Option, in connection with the first exercise of the Option in whole or in part occurring after such adjustment, an amount in cash determined by multiplying (i) the fraction of such share (rounded to the nearest hundredth) by (ii) the excess, if any, of (A) the Fair Market Value on the exercise date over (B) the exercise price of such Option.

        2.6.           Change in Control. (a)(1) Notwithstanding any provision in the Plan or in this Award Agreement, in the event of a Change in Control, the Board may, but shall not be required to, make such adjustments to the Option as it deems appropriate, including, without limitation, (i) causing the Option to immediately become exercisable in full or (ii) electing that the Option be surrendered to the Company by the holder thereof, that the Option be immediately canceled by the Company and that the holder of the Option receive, within a specified period of time from the occurrence of the Change in Control, a cash payment from the Company in an amount equal to the number of shares of Stock then subject to the Option, multiplied by the excess, if any, of the greater of (x) the highest per share price offered to stockholders of the Company in any transaction whereby the Change in Control takes place or (y) the Fair Market Value of a share of Stock on the date of the occurrence of the Change in Control, over the purchase price per share of Stock subject to the Option.

        (2)            In the event of a Change in Control pursuant to Section (b)(3) or (4) below in connection with which the holders of Stock receive shares of common stock that are registered under Section 12 of the Exchange Act, the Board may, but shall not be required to, substitute for each share of Stock available under the Plan, whether or not then subject to an outstanding option, the number and class of shares into which each outstanding share of Stock shall be converted pursuant to such Change in Control. In the event of any such substitution, the purchase price per share with respect to the Option shall be appropriately adjusted by the Committee (whose determination shall be final, binding and conclusive), such adjustment to be made without an increase in the aggregate purchase price.

        (b)            For purposes of the Plan and this Award Agreement, “Change in Control” shall mean:

        (1)            the acquisition by any Person, including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 25% or more of the combined voting power of the then outstanding securities of the Company entitled to vote generally on matters (without regard to the election of directors) (the “Outstanding Voting Securities”), excluding, however, the following: (i) any acquisition directly from the Company or an Affiliate (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege, unless the security being so exercised, converted or exchanged was acquired directly from the Company or an Affiliate), (ii) any acquisition by the Company or an Affiliate, (iii) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate, (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (3) of this Section 2.6(b), or (v) any acquisition by the following persons: (A) LeRoy T. Carlson or his spouse, (B) any child of LeRoy T. Carlson or the spouse of any such child, (C) any grandchild of LeRoy T. Carlson, including any child adopted by any child of LeRoy T. Carlson, or the spouse of any such grandchild, (D) the estate of any of the persons described in clauses (A)-(C), (E) any trust or similar arrangement (including any acquisition on behalf of such trust or similar arrangement by the trustees or similar persons) provided that all of the current beneficiaries of such trust or similar arrangement are persons described in clauses (A)-(C) or their lineal descendants, or (F) the voting trust which expires on June 30, 2035, or any successor to such voting trust, including the trustees of such voting trust on behalf of such voting trust (all such persons, collectively, the “Exempted Persons”);

        (2)            individuals who, as of February 22, 2005, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to February 22, 2005, and whose election or nomination for election by the Company’s stockholders was approved by the vote of at least a majority of the directors then comprising the Incumbent Board, shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened solicitation by a Person other than the Board for the purpose of opposing a solicitation by any other Person with respect to the election or removal of directors, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board;

        (3)            consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”), excluding, however, a Corporate Transaction pursuant to which (i) all or substantially all of the individuals or entities who are the beneficial owners of the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of the combined voting power of the outstanding securities of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns, either directly or indirectly, the Company or all or substantially all of the Company’s assets) which are entitled to vote generally on matters (without regard to the election of directors), in substantially the same proportions relative to each other as the shares of Outstanding Voting Securities are owned immediately prior to such Corporate Transaction, (ii) no Person (other than the following Persons: (v) the Company or an Affiliate, (w) any employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate, (x) the corporation resulting from such Corporate Transaction, (y) the Exempted Persons and (z) any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 25% or more of the Outstanding Voting Securities) will beneficially own, directly or indirectly, 25% or more of the combined voting power of the outstanding securities of such corporation entitled to vote generally on matters (without regard to the election of directors) and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

        (4)            approval by the stockholders of the Company of a plan of complete liquidation or dissolution of the Company.

        2.7.           Compliance with Applicable Law. The Option is subject to the condition that if the listing, registration or qualification of the shares of Stock subject to the Option upon any securities exchange or under any law, the consent or approval of any governmental body or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of shares, such shares may not be delivered, in whole or in part, unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent, approval or other action.

        2.8.           Delivery of Certificates. Upon the exercise of the Option, in whole or in part, the Company shall, subject to Section 2.4, deliver or cause to be delivered to the holder one or more certificates representing the number of shares of Stock purchased against full payment therefore. The Company may require that certificates evidencing shares of Stock delivered pursuant to the Option bear a legend indicating that the sale, transfer or other disposition thereof by the holder is prohibited except in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such delivery, except as otherwise provided in Section 2.4.

        2.9.           Option Confers No Rights as a Stockholder. The holder of the Option shall not be entitled to any privileges of ownership with respect to shares of Stock subject to the Option unless and until such shares are purchased and delivered upon an exercise of the Option and the holder becomes a stockholder of record with respect to such delivered shares. The holder shall not be considered a stockholder of the Company with respect to any shares not so purchased and delivered.

        2.10.           Company to Reserve Shares. The Company shall at all times prior to the expiration or termination of the Option reserve and keep available, either in its treasury or out of its authorized but unissued shares of Stock, the full number of shares subject to the Option from time to time.

3.	Miscellaneous Provisions

        3.1.           Option Confers No Rights to Continued Employment or Service. In no event shall the granting of the Option or the acceptance of this Award Agreement and the Option by the Optionee give or be deemed to give the Optionee any right to continued employment by or service with the Company or any of its subsidiaries or affiliates.

        3.2.           Decisions of Committee. The Committee shall have the right to resolve all questions which may arise in connection with the Option or its exercise. Any interpretation, determination or other action made or taken by the Committee regarding the Plan or this Award Agreement shall be final, binding and conclusive.

        3.3.           Award Agreement Subject to the Plan. This Award Agreement is subject to the provisions of the Plan, and shall be interpreted in accordance therewith. The Plan shall be submitted to the stockholders of the Company for approval, and in the event that the Plan is not approved by such stockholders, the Option shall be null and void. The Optionee hereby acknowledges receipt of a copy of the Plan.

        3.4.           Successors. This Award Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Optionee or transfer of such Option, acquire any rights hereunder.

        3.5.           Notices. All notices, requests or other communications provided for in this Award Agreement shall be made in writing either (a) by actual delivery to the party entitled thereto, (b) by mailing in the United States mails to the last known address of the party entitled thereto, via certified or registered mail, postage prepaid and return receipt requested or (c) by telecopy with confirmation of receipt. The notice shall be deemed to be received in case of delivery, on the date of its actual receipt by the party entitled thereto, in case of mailing by certified or registered mail, five days following the date of such mailing and in the case of telecopy, on the date of confirmation of receipt.

        3.6.           Governing Law. The Option, this Award Agreement and all determinations made and actions taken pursuant thereto, to the extent otherwise not governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without regard to principles of conflicts of laws.

        3.7.           Counterparts. This Award Agreement may be executed in two counterparts each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

UNITED STATES CORPORATION

By:	LeRoy T. Carlson, Jr. Chairman

Accepted this ________day of _____________, 20___. _________________________________ Optionee

2005 LONG-TERM INCENTIVE PLAN
2005 STOCK OPTION AWARD AGREEMENT

Beneficiary Designation Form

You may designate a primary beneficiary and a secondary beneficiary. You can name more than one person as a primary or secondary beneficiary. For example, you may wish to name your spouse as primary beneficiary and your children as secondary beneficiaries. Your secondary beneficiary(ies) will receive nothing if any of your primary beneficiaries survive you. All primary beneficiaries will share equally unless you indicate otherwise. The same rule applies for secondary beneficiaries.

Designate Your Beneficiary(ies):

Primary Beneficiary(ies) (give name, address and relationship to you):

Secondary Beneficiary(ies) (give name, address and relationship to you):

I certify that my designation of beneficiary set forth above is my free act and deed.

Name (please print)	Signature

Date